Exhibit 99.1
Post Holdings Announces New Share Repurchase Authorization of $300 Million
ST. LOUIS – September 6, 2022 - Post Holdings, Inc. (NYSE:POST), a consumer packaged goods holding company, today announced its Board of Directors has approved a new $300 million share repurchase authorization, with share repurchases under the new authorization beginning on September 3, 2022. As of September 2, 2022, Post had repurchased approximately $354 million under its previous $400 million share repurchase authorization, which was approved on November 17, 2021, became effective on November 20, 2021 and was cancelled effective September 2, 2022.
Repurchases may be made from time to time in the open market, in private purchases, through forward, derivative, accelerated repurchase or automatic purchase transactions, or otherwise. The shares would be repurchased with cash on hand and cash from operations. Any shares repurchased would be held as treasury stock. The authorization does not, however, obligate Post to acquire any particular amount of shares, and repurchases may be suspended or terminated at any time at Post’s discretion.
About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company with businesses operating in the center-of-the-store, refrigerated, foodservice and food ingredient categories. Its businesses include Post Consumer Brands, Weetabix, Michael Foods and Bob Evans Farms. Post Consumer Brands is a leader in the North American ready-to-eat cereal category and also markets Peter Pan® nut butters. Weetabix is home to the United Kingdom’s number one selling ready-to-eat cereal brand, Weetabix®. Michael Foods and Bob Evans Farms are leaders in refrigerated foods, delivering innovative, value-added egg and refrigerated potato side dish products to the foodservice and retail channels. Post participates in the global convenient nutrition category through its minority ownership of BellRing Brands, Inc., a publicly-traded holding company offering ready-to-drink shake and powder protein products. Post participates in the private brand food category through its investment with third parties in 8th Avenue Food & Provisions, Inc., a leading, private brand centric, consumer products holding company. For more information, visit www.postholdings.com.

Contact:
Investor Relations
Matt Mainer
matt.mainer@postholdings.com
(314) 644-7618

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